Free Writing Prospectus pursuant to Rule 433 dated October 9, 2026

Registration Statement No. 333-284538

Autocallable Contingent Coupon Equity-Linked Notes due 2027

OVERVIEW

Payment at Maturity: The amount that you will be paid on your notes at maturity, if they have not been automatically called, in addition to the final coupon, if any, is based on the performance of the underlier. You could lose your entire investment in the notes.

Coupon Payments: The notes will pay a contingent monthly coupon on a coupon payment date if the closing level of the underlier is greater than or equal to the coupon trigger level on the related coupon observation date.

Automatic Call: The notes will be automatically called on a call payment date if the closing level of the underlier is greater than or equal to the initial underlier level on the related call observation date.

You should read the accompanying preliminary pricing supplement dated October 9, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer)/Guarantor:	GS Finance Corp./ The Goldman Sachs Group, Inc.
Payment amount at maturity (for each $1,000 face amount of your notes):

subject to the automatic call feature, on the stated maturity date, in addition to any coupon then due, the company will pay, for each $1,000 face amount of the notes, an amount in cash equal to:

•
if the final underlier level is greater than or equal to the trigger buffer level: $1,000; or
•
if the final underlier level is less than the trigger buffer level: $1,000 + ($1,000 × the underlier return)

Underlier:	the common stock of Eli Lilly and Company (current Bloomberg ticker: “LLY UN”)
Coupon trigger level:	69% of the initial underlier level
Trigger buffer level:	69% of the initial underlier level
Trade date:	October 27, 2026
Original issue date:	October 30, 2026
Determination date:	the last coupon observation date, November 29, 2027
Stated maturity date:	December 2, 2027
Call observation dates:	each coupon observation date commencing on April 27, 2027 and ending on October 27, 2027
Call payment dates:	the coupon payment date immediately after the applicable call observation date
Initial underlier level:	set on the trade date and will be an intra-day level or the closing level of the underlier on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	(the final underlier level - the initial underlier level) ÷ the initial underlier level)
Coupon:

subject to the automatic call feature, on each coupon payment date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to:

•
if the closing level of the underlier on the related coupon observation date is greater than or equal to the coupon trigger level: $10.25 (1.025% monthly, or the potential for up to 12.30% per annum); or
•
if the closing level of the underlier on the related coupon observation date is less than the coupon trigger level: $0

Automatic call feature:

The notes will be automatically called if the closing level of the underlier is greater than or equal to the initial underlier level on any call observation date. In that case, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash on the following call payment date equal to $1,000 (along with the coupon then due).

CUSIP / ISIN:	40058MCU0 / US40058MCU09
Estimated value range:	$925 to $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Coupon observation dates	Coupon payment dates
November 27, 2026	December 2, 2026
December 28, 2026	December 31, 2026
January 27, 2027	February 1, 2027
March 1, 2027	March 4, 2027
March 29, 2027	April 1, 2027
April 27, 2027	April 30, 2027
May 27, 2027	June 2, 2027
June 28, 2027	July 1, 2027
July 27, 2027	July 30, 2027
August 27, 2027	September 1, 2027
September 27, 2027	September 30, 2027
October 27, 2027	November 1, 2027
November 29, 2027	December 2, 2027

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Hypothetical Coupon Payments

The examples below show the hypothetical coupon, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of the underlier on the applicable coupon observation date was the percentage of the initial underlier level shown.

Scenario 1

Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	79.000%	$10.250
2	59.000%	$0.000
3	79.000%	$10.250
4	49.000%	$0.000
5	49.000%	$0.000
6	79.000%	$10.250
7	49.000%	$0.000
8	39.000%	$0.000
9	49.000%	$0.000
10	59.000%	$0.000
11	39.000%	$0.000
12 - 13	59.000%	$0.000
	Total Hypothetical Coupons	$30.750

In Scenario 1, the hypothetical closing level of the underlier has decreased relative to the initial underlier level on each hypothetical coupon observation date. On the coupon payment dates relating to coupon observation dates on which the hypothetical closing level of the underlier is greater than or equal to the coupon trigger level, you will receive a coupon payment. However, on the coupon payment dates relating to coupon observation dates on which the hypothetical closing level of the underlier is less than the coupon trigger level, you will not receive a coupon payment.

Scenario 2

Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	59.000%	$0.000
2	49.000%	$0.000
3	59.000%	$0.000
4	59.000%	$0.000
5	59.000%	$0.000
6	59.000%	$0.000
7	49.000%	$0.000
8	39.000%	$0.000
9	49.000%	$0.000
10	59.000%	$0.000
11	39.000%	$0.000
12 - 13	59.000%	$0.000
	Total Hypothetical Coupons	$0.000

In Scenario 2, the hypothetical closing level of the underlier has decreased relative to the initial underlier level on each hypothetical coupon observation date. You will not receive a coupon payment on any coupon payment date because in each case the hypothetical closing level of the underlier on the related coupon observation date is less than the coupon trigger level. The overall return you earn on your notes will be less than zero.

Scenario 3

Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	59.000%	$0.000
2	59.000%	$0.000
3	59.000%	$0.000
4	59.000%	$0.000
5	59.000%	$0.000
6	110.000%	$10.250
	Total Hypothetical Coupons	$10.250

In Scenario 3, the hypothetical closing level of the underlier is less than the coupon trigger level on the first five hypothetical coupon observation dates, but increases to a level that is greater than the initial underlier level on the sixth hypothetical coupon observation date. Because the hypothetical closing level of the underlier is greater than or equal to the initial underlier level on the sixth hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the coupon payment, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Hypothetical Payment Amount At Maturity

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	100.000%*
167.000%	100.000%*
133.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
79.000%	100.000%*
69.000%	100.000%*
68.999%	68.999%
52.000%	52.000%
34.000%	34.000%
17.000%	17.000%
0.000%	0.000%

*Does not include the final coupon

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 9, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

SELECTED RISK FACTORS

An investment in your notes is subject to the risks summarized below. These risks, as well as other risks and considerations, are explained in more detail in the accompanying documents listed above under “About Your Notes”. You should carefully review these risks and considerations as well as the terms of the notes described herein and in such accompanying documents. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

■ The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

■ The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

■ You May Lose Your Entire Investment

■ The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Underlier

■ You May Not Receive a Coupon on Any Coupon Payment Date

■ Your Notes Are Subject to Automatic Redemption

■ The Coupon Does Not Reflect the Actual Performance of the Underlier from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

■ We Will Not Hold Shares of the Underlier for Your Benefit

■ You Have No Shareholder Rights or Rights to Receive the Underlier

■ In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Underlier

■ The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

■ There is No Affiliation Between the Underlier Issuer and Us

Risks Related to Tax

■ The Tax Consequences of an Investment in Your Notes Are Uncertain

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.